Term sheet No. 1528R To product supplement R dated September 30, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated May 15, 2012; Rule 433
Deutsche Bank AG, London Branch
$           Market Contribution Securities Linked to the Dow Jones-UBS Commodity IndexSM due June 20*, 2013
General
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The securities are designed for investors who seek a return, which may be positive, zero or negative, linked to the three-times leveraged performance of the Dow Jones-UBS Commodity IndexSM (the “Index”), which is composed of futures contracts of 20 physical commodities and is designed to be a benchmark for commodities as an asset class. Investors should be willing to lose some or all of their initial investment if the Index declines or does not appreciate sufficiently to offset the effect of the Adjustment Factor and, in the case of any Early Redemption Event, the Discount Factor over the term of the securities. Any payment at maturity (including any coupon payment) is subject to the ability of the Issuer to pay its obligations as they become due.

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The securities will pay a Coupon monthly and on the Maturity Date in arrears on an actual/360 basis at a rate equal to the greater of (i) 1-month USD LIBOR (as defined below) less 0.15% and (ii) 0.00%.

•	Senior unsecured obligations of Deutsche Bank AG due June 20*, 2013.
•	Minimum denominations of $10,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about May 15*, 2012 (the “Trade Date”) and are expected to settle on or about May 18*, 2012 (the “Settlement Date”).
•	After the Trade Date but prior to the Settlement Date we may accept additional orders for the securities and increase the aggregate Face Amount.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	The Dow Jones-UBS Commodity IndexSM (Ticker: DJUBS <Index>)
Coupon:	Paid on a monthly basis and on the Maturity Date in arrears based on an actual/360 day count fraction provided that the Coupon will not accrue on or after an Early Redemption Payment Date.

The Coupon rate for each Coupon Period will be the greater of (i) LIBOR less 0.15% and (ii) 0.00%. For the initial Coupon Period, the Coupon rate will be 0.08875%.
In the case of an Early Redemption at Holder’s Option, Early Redemption at Issuer’s Option or a Mandatory Prepayment Event (each, an “Early Redemption Event”), you will receive on the applicable Early Redemption Payment Date any accrued but unpaid Coupon to (but excluding) such Early Redemption Payment Date.

Coupon Period:	From (and including) a Coupon Payment Date, or the Settlement Date in the case of the initial Coupon Period, to (but excluding) the following Coupon Payment Date.
Coupon Payment Dates:
The 20th* of each month beginning on June 20*, 2012 and ending with the scheduled Maturity Date. In the case of an Early Redemption Event, you will receive on the applicable Early Redemption Payment Date the accrued Coupon to (but excluding) the Early Redemption Payment Date. If such Coupon Payment Date is not a business day, the Coupon will be paid on the first following day that is a business day, but no adjustment will be made to the Coupon Period.

Redemption Amount:	You will receive a cash payment on the Maturity Date, per $10,000 Face Amount of securities, calculated as follows: $10,000 + [$10,000 x 3 x (Index Return – Adjustment Factor)]
In the case of an Early Redemption Event, you will receive a cash payment on the Early Redemption Payment Date, per $10,000 Face Amount of securities, calculated as follows:
$10,000 + [$10,000 x 3 x (Index Return x Discount Factor – Adjustment Factor)]

Your investment will be exposed to any decline in the Index on a three-times leveraged basis. If the Final Level on the relevant Final Valuation Date is less than the Initial Level, you will lose 3% of the Face Amount of your securities for every 1% that the Index has declined from the Initial Level. In addition, the Adjustment Factor will lower your return on a three-times leveraged basis, regardless of whether the Index level increases or decreases. Furthermore, the Discount Factor (in case of an Early Redemption Event) will lower your return on a three-times leveraged basis if the Index Level increases. In no event will the Redemption Amount be less than zero.

You will lose some or all of your investment at maturity or upon early redemption. Even if the Index does not decline, you will lose some of your investment if the Index does not appreciate sufficiently to offset the effect of the Adjustment Factor and, in the case of any Early Redemption Event, the Discount Factor.

 (Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$10,000.00	$0.00	$10,000.00
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.
The agents for this offering are affiliates of ours. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas
May 15, 2012

(Key Terms continued from previous page)

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:

Final Level	– 1
Initial Level

Adjustment Factor:	(0.0024 x (Days / 365)) where “Days” equals the number of calendar days from the Trade Date to, but excluding, the relevant Final Valuation Date.
LIBOR:
The rate for deposits in U.S. dollars for the designated period, which appears as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the start of the relevant Coupon Period, on Reuters Page LIBOR01, or, if such rate does not appear on Reuters Page LIBOR01, the USD LIBOR rate for such period that appears on Telerate Page “3750” or such other page as may replace Reuters Page LIBOR01 on Reuters or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars. The USD LIBOR rate for the initial Coupon Period will be 0.08875%.
The “designated period” for the determination of LIBOR for any Coupon Period is equal to one month.
A “London Banking Day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Discount Factor
1/(1 + Interest Rate x N/360), where (a) the Interest Rate will equal (i) a linear interpolation of LIBOR for the two designated periods, if there is no available LIBOR rate for the exact time period between the relevant Final Valuation Date and June 17*, 2013 and such time period is less than twelve months, or (ii) LIBOR for the designated period, if there is a LIBOR rate available for the exact time period between the relevant Final Valuation Date and June 17*, 2013 or if such time period is twelve months or more, and (b) “N” is equal to the number of calendar days from, and excluding, the relevant Final Valuation Date to, and including, June 17*, 2013.
The “designated periods” for the determination of LIBOR for the purpose of calculating the Discount Factor will be the two periods for which LIBOR is published which most closely equal the time period between the relevant Final Valuation Date and June 17*, 2013.  Notwithstanding the previous sentence, if the time period between the relevant Final Valuation Date and June 17*, 2013 is twelve months or more, the designated period will be twelve months, and if there is a LIBOR rate available for the exact time period between the relevant Final Valuation Date and June 17*, 2013, the designated period will be such time period.

Initial Level†:	The Index closing level on the Trade Date
Final Level†:	The Index closing level on the relevant Final Valuation Date
Early Redemption at Holder’s Option:
You will have the right on any trading day from and after the Trade Date to but excluding June 17*, 2013, provided that there has not been an Early Redemption at Issuer’s Option or Mandatory Prepayment Event (each as described below), to provide written notice to the Issuer to require the Issuer to redeem all or a portion of the securities held by you; provided that, in the case of redemption of only a portion of your securities, any such redemption shall be of an aggregate Face Amount of securities of not less than $1,000,000 (the “Minimum Redemption Amount”) and, if in excess of the Minimum Redemption Amount, shall be in integral multiples of $100,000.

Notice of Early Redemption at Holder’s Option:
An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the Issuer if such notice is received on a trading day at or before 10:00 a.m., New York City time, or the next trading day if such notice is not received on a trading day or is received after 10:00 a.m., New York City time.

Because the securities are represented by a global security, owned by The Depository Trust Company (the “Depositary”), you must instruct the broker or other direct or indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer. You should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

Early Redemption at Issuer’s Option:
The Issuer may, in its sole discretion, call the securities in whole, on any trading day (a) from and after the Trade Date to June 17*, 2013, and (b) following any date on which the calculation agent has notified the Issuer that the Index Sponsor has stopped publication of the Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the value of the Index, or (ii) continuing to determine the value of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.
If the publisher of the Index stops publication of the Index, then, for the purpose of determining the Final Level used to calculate the Redemption Amount upon an Early Redemption at Issuer’s Option, the Calculation Agent will calculate the Index using the index methodology last in effect prior to the cessation of the Index publication.

Notice of Early Redemption at Issuer’s Option:
The Issuer will give the trustee written notice of early redemption, which shall be effective on the date on which such notice is actually delivered to the trustee if such notice is delivered on a trading day at or before 10:00 a.m., New York City time, or the next trading day if such notice is not delivered on a trading day or is delivered after 10:00 a.m., New York City time.

(Key Terms continued from previous page)
Acceleration upon a Commodity Hedging Disruption Event:
The Issuer may also call the securities upon the occurrence of a Commodity Hedging Disruption Event as described in “Description of the Securities - Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement. The amount due and payable per $10,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the date of such notice.

Mandatory Prepayment Event:
Your securities will be redeemed early in whole upon the occurrence of a Mandatory Prepayment Event. A “Mandatory Prepayment Event” shall occur if, from and after the Trade Date to and including the second trading day immediately prior to June 17*, 2013, the Index closing level on any trading day is equal to or less than 85% of the Initial Level.

Trade Date:	May 15*, 2012
Settlement Date:	May 18*, 2012
Final Valuation Date:	•	In the case of redemption on the Maturity Date, the Final Valuation Date is June 17*, 2013
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In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Holder’s Option, the Final Valuation Date will be the trading day on which the Early Redemption at Holder’s Option becomes effective;

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In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Issuer’s Option, the Final Valuation Date will be the trading day on which the Early Redemption at Issuer’s Option becomes effective;

	•	In the case of a Mandatory Prepayment Event, the Final Valuation Date will be the trading day immediately following the trading day on which the Mandatory Prepayment Event occurred.
Early Redemption Payment Date††:	Three business days following the relevant Final Valuation Date.
Maturity Date††:	June 20*, 2013, subject to an Early Redemption Event
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1JY8 / US2515A1JY83
*
Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Coupon Payment Dates, the relevant Final Valuation Date and the Maturity Date may be changed so that the stated term of the securities remains the same.

†
Subject to adjustment for non-trading days and certain market disruption events as described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates” in the accompanying product supplement.

††
Subject to postponement as described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Market Disruption Events for Commodity Based Index” and  acceleration as described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with product supplement R dated September 30, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement R dated September 30, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509201138/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us“ or “our“ refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What is the Redemption Amount on the Securities at Maturity Assuming a Range of Performances for the Index?

The following table illustrates the hypothetical Redemption Amount at maturity per $10,000 Face Amount of securities, for a hypothetical range of performances for the Index from -30% to +100%. The hypothetical Redemption Amounts set forth below assume an Initial Level of 130.00, a period of 398 calendar days from the Trade Date to the Final Valuation Date and that no Early Redemption Event occurs. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The actual Initial Level will be set on the Trade Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Index Level	Percent Change in Index	Adjustment Factor	Redemption Amount	Return on Securities
260.00	100.00%	0.26%	$39,921.49	299.21%
247.00	90.00%	0.26%	$36,921.49	269.21%
234.00	80.00%	0.26%	$33,921.49	239.21%
221.00	70.00%	0.26%	$30,921.49	209.21%
208.00	60.00%	0.26%	$27,921.49	179.21%
195.00	50.00%	0.26%	$24,921.49	149.21%
182.00	40.00%	0.26%	$21,921.49	119.21%
169.00	30.00%	0.26%	$18,921.49	89.21%
156.00	20.00%	0.26%	$15,921.49	59.21%
143.00	10.00%	0.26%	$12,921.49	29.21%
130.34	0.26%	0.26%	$1,000.00	0.00%
130.00	0.00%	0.26%	$9,921.49	-0.79%
117.00	-10.00%	0.26%	$6,921.49	-30.79%
110.50	-15.00%	0.26%	$5,421.49	-45.79%
104.00	-20.00%	0.26%	$3,921.49	-60.79%
91.00	-30.00%	0.26%	$921.49	-90.79%

A Mandatory Prepayment Event will occur if the Index closing level on any trading day from and after the Trade Date to and including the second trading day immediately prior to June 17*, 2013 is equal to or less than 85% of the Initial Level.

Hypothetical Examples of Amounts Payable at Maturity or upon Early Redemption Amounts

The first three examples illustrate how the Redemption Amounts payable at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases 50% from the Initial Level of 130.00 to a Final Level of 195.00. Assuming a period of 398 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the investor receives a Redemption Amount of $24,921.49 per $10,000 Face Amount of securities, calculated as follows:

$10,000 + [$10,000 x 3 x (195.00 / 130.00 – 1) – 0.0024 x (398/365)] = $24,921.49

Example 2: The Initial Level and the Final Level of the Index are both 130.00 such that the Index Return is 0%. If the Final Level of the Index remains the same as the Initial Level, the investor will receive a Redemption Amount that is less than $10,000 per $10,000 Face Amount of securities due to the deduction of the Adjustment Factor on a three-times leveraged basis. Assuming a period of 398 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the investor receives a Redemption Amount of $9,921.49 per $10,000 Face Amount of securities, calculated as follows:

$10,000 + [$10,000 x 3 x (130.00 / 130.00 – 1) – 0.0024 x (398/365)] = $9,921.49

Example 3: The level of the Index decreases 10% from the Initial Level of 130.00 to a Final Level of 117.00. If the level of the Index decreases 10% from the Initial Level, the investor will lose approximately 30.79% of its initial investment due to three-times exposure to the Index performance and the deduction of the Adjustment Factor. Assuming a period of 398 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the investor receives a Redemption Amount of $6,921.49 per $10,000 Face Amount of securities, calculated as follows:

$10,000 + [$10,000 x 3 x (117.00 / 130.00 – 1) – 0.0024 x (398/365)] = $6,921.49

The following two examples assume that an Early Redemption Event occurs 15 calendar days after the Trade Date, and that the Interest Rate (determined as set forth herein) is 1%.

Example 4: The level of the Index increases 50% from the Initial Level of 130.00 to a Final Level of 195.00. The investor receives a payment on the Early Redemption Payment Date of $24,839.14, calculated as follows:

The Discount Factor is calculated as follows:

1 / (1 + 0.01 x 383 / 360) = 0.9895

The Redemption Amount is calculated as follows:

$10,000 +[$10,000 x 3 x ((195.00/ 130.00 – 1) x 0.9895 – (0.0024 x 15 / 365))] = $24,839.14

Even though the Adjustment Factor accrues over 15 days instead of 398, the Redemption Amount in this example is less than the Redemption Amount in Example 1 because the Discount Factor is applied to the Redemption Amount in the case of an Early Redemption Event.

Example 5: The level of the Index decreases 10% from the Initial Level of 130.00 to a Final Level of 117.00. The investor receives a payment on the Early Redemption Payment Date of $7,028.62, calculated as follows:

The Discount Factor is calculated as follows:

1 / (1 + 0.01 x 383 / 360) = 0.9895

The Redemption Amount is calculated as follows:

$10,000 + [$10,000 x 3 x ((117.00 / 130.00 – 1) x 0.9895 – (0.0024 x 15 / 365))] = $7,028.62

In this example, the Redemption Amount is greater than the Redemption Amount in Example 3 where the securities are held to maturity because the Discount Factor mitigates the effect of the negative Index Return on the Redemption Amount, and the Adjustment Factor is smaller as it accrues over 15 days instead of 395.

The following example assumes that a Mandatory Prepayment Event occurs on June 4, 2012, 20 calendar days after the Trade Date, in which case June 5, 2012 is the Final Valuation Date and June 8, 2012 is the Early Redemption Payment Date. The example assumes an Interest Rate of 1%.

Example 6: As of June 5, 2012, the Index has decreased 20% from the Initial Level of 130.00 to a Final Level of 104.00. In this case, assuming the Index closing level had been above 110.50 (85.00% of the Initial Level) on all trading days prior to June 4, 2012, a Mandatory Prepayment Event would occur on June 4, 2012, when the Index closing level fell below 110.50, making June 5, 2012 the Final Valuation Date and June 8, 2012 the Early Redemption Payment Date. Assuming a period of 21 days from the Trade Date to the Final Valuation Date, and a Final Level on the Final Valuation Date of 104.00, the investor will receive a payment of only $4,058.04, calculated as follows:

The Discount Factor is calculated as follows:

1 / (1 + 0.01 x 377 / 360) = 0.9896

The Redemption Amount is calculated as follows:

$10,000 + [$10,000 × 3 × ((104.00 / 130.00 – 1) x 0.9896 – (0.0024 x 21 / 365))] = $4,058.04

Selected Purchase Considerations

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THE ADJUSTMENT FACTOR REDUCES THE REDEMPTION AMOUNT AT MATURITY OR UPON EARLY REDEMPTION. PAYMENT UPON AN EARLY REDEMPTION EVENT COULD BE ADVERSELY AFFECTED BY THE DISCOUNT FACTOR — The Payment at Maturity or upon any Early Redemption Event will be reduced by the Adjustment Factor by approximately 0.72% per $10,000 Face Amount of securities per year. Because the Adjustment Factor is applied to the value of the Index Return on the relevant Final Valuation Date, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the relevant Final Valuation Date is greater or less than the Initial Level. In addition, payment upon an Early Redemption Event will be reduced by the Discount Factor if the Index Return is positive. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon any Early Redemption Event is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DOW JONES-UBS COMMODITY INDEXSM — The return on the securities is linked to the performance of the Dow Jones–UBS Commodity IndexSM. The Dow Jones–UBS Commodity IndexSM is composed of futures contracts on 20 physical commodities and is designed to be a benchmark for commodities as an asset class. Its component weightings are determined primarily based on liquidity data, or the relative amount of trading activity of a particular commodity, and dollar-adjusted production data. The component weightings are also determined by several rules designed to insure diversified commodity exposure. See “The Dow Jones–UBS Commodity IndexSM” herein.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $10,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” for more information.

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TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are not debt with associated coupon payments by us to you. Our special tax counsel has advised, however, that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, upon a sale or exchange of the securities, you generally should recognize capital gain or loss equal to the difference between the amount of cash received (other than any coupon payment) and your adjusted tax basis in the securities, and this gain or loss should be long-term capital gain or loss if have held the securities for more than one year. To the extent that we may be required to file information returns with respect to stated coupon payments to certain U.S. holders, we expect to treat these payments as ordinary income. Insofar as we have responsibility as a withholding agent, we expect to treat any coupon payments on the securities made to a non-U.S. holder as U.S.-source income subject to withholding at a rate of 30% absent a claim for an exemption or reduction under an applicable income tax treaty.

In 2007, Treasury and the Internal Revenue Service (“IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN AN ACCELERATED LOSS – The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon an early redemption is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. You will lose some, and you may lose all, of your initial investment if the Final Level is less than the Initial Level, and any loss will be accelerated because your investment is fully exposed to three-times any decline in the Final Level determined on the relevant Final Valuation Date as compared to the Initial Level. Accordingly, you could lose up to $10,000 for each $10,000 that you invest. Payment of any amount at maturity or upon early redemption is subject to our ability to meet our obligations as they become due.

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YOUR SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may redeem your securities before the Maturity Date in certain circumstances, including if the publisher of the Index has stopped publication of the Index. In addition, your securities will be redeemed early if, from and after the Trade Date to and including the second trading day immediately prior to June 17*, 2013, the Index closing level on any trading day is 15% or more below the Initial Level.

For United States federal income tax purposes, early redemption of the securities would be a taxable event to you. In addition, you may not be able to reinvest any amount you receive upon redemption of the securities at a rate that is equal to or higher than the rate that you may have received if the securities remained outstanding to the Maturity Date.

If the securities are redeemed prior to the Maturity Date, you will not receive any Coupon that would have otherwise accrued after the applicable Early Redemption Payment Date.

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON EARLY REDEMPTION. PAYMENT UPON AN EARLY REDEMPTION EVENT COULD BE ADVERSELY AFFECTED BY THE DISCOUNT FACTOR — The Adjustment Factor of 0.24% per annum will be applied on a three-times leveraged basis to the return on the securities and will consequently reduce the Payment at Maturity or upon any Early Redemption Event by approximately $72 per $10,000 Face Amount of securities per year. Because the Adjustment Factor is applied to the value of the Index Return on the relevant Final Valuation Date, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the relevant Final Valuation Date is greater or less than the Initial Level. In addition, payment upon an Early Redemption Event will be reduced by the Discount Factor if the Index Return is positive. Because your exposure to the Index is leveraged, the effect of the Adjustment Factor and Discount Factor may be magnified when calculating the Redemption Amount.

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ALTHOUGH A MANDATORY PREPAYMENT EVENT OCCURS IF THE INDEX CLOSING LEVEL IS EQUAL TO OR LESS THAN 85% OF THE INITIAL LEVEL, THE FINAL LEVEL MAY BE SIGNIFICANTLY LESS THAN 85% OF THE INITIAL LEVEL UPON A MANDATORY PREPAYMENT EVENT — The Final Level may be less than 85% of the Initial Level upon a Mandatory Prepayment Event or an Early Redemption at Issuer’s Option because the Final Level will be determined on the relevant Final Valuation Date, which may differ from the Index closing level on the date when the Mandatory Prepayment Event occurs or the Issuer elects to redeem the securities at its option.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the market value of the securities. The payment at maturity or upon early redemption of the securities is subject to the creditworthiness of the Issuer.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN AN EARLY REDEMPTION OF THE SECURITIES UPON A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that may comprise the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The effect on the value of the securities of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest.  For example, we may become subject to position limits on certain commodities, including commodities included in the Index.  Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “Description of Securities — Adjustments to Index Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement.

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INDEX CALCULATION DISRUPTION EVENTS MAY REQUIRE AN ADJUSTMENT TO THE CALCULATION OF THE INDEX — At any time during the term of the securities, the daily calculation of the Index may be adjusted in the event that the calculation agent determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day; the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or, with respect to any futures contract used in the calculation of the Index that trades on the London Metal Exchange (the “LME”), a business day on which the LME is not open for trading. Any such index calculation disruption events may have an adverse impact on the level of the Index or the manner in which it is calculated. See “The Dow Jones–UBS Commodity IndexSM—Index Calculation Disruption Events” in this term sheet.

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DOW JONES AND UBS MAY BE REQUIRED TO REPLACE A DESIGNATED CONTRACT IF THE EXISTING FUTURES CONTRACT IS TERMINATED OR REPLACED — A futures contract known as a designated contract has been selected as the reference contract for each underlying physical commodity. See “The Dow Jones–UBS Commodity IndexSM—Designated Contracts for each Index Commodity” in this term sheet. Data concerning each designated contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced by an exchange, a comparable futures contract, if available, would be selected by a supervisory committee appointed by Dow Jones & Company, Inc. (“Dow Jones”) and UBS to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the Index.

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CHANGES THAT AFFECT THE CALCULATION OF THE INDEX WILL AFFECT THE VALUE OF THE SECURITIES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY OR UPON EARLY REDEMPTION — The policies of Dow Jones and UBS concerning the methodology and calculation of the Index, additions, deletions or substitutions of the Index Commodities (as defined below) or exchange-traded futures contracts on the Index Commodities could affect the Index and, therefore, could affect the amount payable on the securities at maturity or upon early redemption and the value of the securities prior to maturity. The amount payable on the securities and their value could also be affected if Dow Jones and UBS, in their sole discretion, change these policies, for example, by changing the methodology for compiling and calculating the Index, or if Dow Jones and UBS discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the value of the securities. If events such as these occur, or if the Index level is not available because of a market disruption event or for any other reason, the calculation agent — which will be Deutsche Bank AG, London Branch — will make a good faith estimate in its sole discretion of the Index level that would have prevailed in the absence of the market disruption event.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY – Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Index Constituents changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF CERTAIN COMPONENTS OF THE INDEX – The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Index may reduce the performance of the Index as a whole.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY – Market prices of the Index Constituents may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Index and the value of your securities in varying ways, and different factors may cause the values of the Index Constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS – Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Agricultural commodity prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Index Constituents may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability in emerging market countries is likely to adversely impact the level of the Index and, consequently, the return on your investment.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS – The official cash offer prices of certain commodities included in the Index are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the relevant Final Valuation Date, the per unit U.S. dollar cash offer price used to determine the official cash offer price of certain commodities included in the Index could be adversely affected, which could have an adverse affect on the Redemption Amount.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WILL LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the relevant Final Valuation Date, would likely have an adverse effect on the level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Constituents may also result in the publisher of the Index being unable to determine the level of the Index using its normal means. Any resulting discretion by the calculation agent in determining the Final Level could adversely affect the value of the securities.

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INDEX CALCULATION DISRUPTION EVENTS MAY REQUIRE AN ADJUSTMENT TO THE CALCULATION OF THE INDEX — At any time during the term of the securities, the daily calculation of the Index may be adjusted in the event that the calculation agent determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day; the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or, with respect to any futures contract used in the calculation of the Index that trades on the London Metal Exchange (the “LME”), a business day on which the LME is not open for trading. Any such index calculation disruption events may have an adverse impact on the value of the Index or the manner in which it is calculated. See “The Dow Jones–UBS Commodity IndexSM—Index Calculation Disruption Events” in this term sheet.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE INDEX CONSTITUENTS – As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Index may have.

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LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE INDEX CONSTITUENTS – Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to commodities, but any such action could cause unexpected volatility and instability in commodity markets, with a substantial and adverse effect on the performance of the Index and, consequently, the value of the securities.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX – As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in December 2012 may specify a January 2014 expiration. As that contract nears expiration, it may be replaced by selling the January 2014 contract and purchasing the contract expiring in March 2014. This process is referred to as “rolling.” Historically, the prices of some futures contracts have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January 2014 contract would take place at a price that is higher than the price at which the March 2014 contract is purchased, thereby creating a gain in connection with rolling. While certain futures contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in the markets for these futures contracts will adversely affect the levels of the Index and, accordingly, decrease the value of your securities. Conversely, some futures contracts included in the Index have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in the markets for these futures contracts will adversely affect the levels of the Index and, accordingly, decrease the value of your securities.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your securities.

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RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE SECURITIES – Because the securities are linked to the Index, which reflects the return on futures contracts on twenty different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Redemption Amount described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price. The inclusion of the commissions and/or other fees and hedging costs in the Issue Price, and the Adjustment Factor, will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) intends to offer to purchase the securities in the secondary market but is not required to do so, except as described under “Early Redemption at Holder’s Option” above. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS – While we expect that, generally, the level of the Index will affect the value of the securities more than any other single factor, the value of the notes will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	trends of supply and demand for the Index Constituents;

•	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the Index Constituents or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the Index Constituents;

•	the expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates expect to hedge our commodity exposure from the securities by entering into various transactions, such as over-the-counter options or futures. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investing strategies relating to the securities.

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WE AND OUR AFFILIATES HAVE NO AFFILIATION WITH DOW JONES OR UBS AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION — Deutsche Bank AG and its affiliates are not affiliated with Dow Jones or UBS in any way (except for licensing arrangements discussed below in “Description of the Index”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither Dow Jones nor UBS is under any obligation to continue to calculate the Index or required to calculate any successor index. If Dow Jones and UBS discontinue or suspend the calculation of the Index, it may become difficult to determine the market value of the securities or the Redemption Amount. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the Redemption Amount will be determined by the calculation agent in its sole discretion. The information in “Description of the Index” section has been taken from publicly available sources. Such information reflects the policies of, and is subject to change by, Dow Jones and UBS. Deutsche Bank AG has not independently verified this information. You, as an investor in the securities, should make your own investigation into the Index, UBS and Dow Jones. Dow Jones and UBS are not involved in the offering of the securities in any way and have no obligation to consider your interests as a holder of the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. We, as calculation agent for the securities, will determine whether there has been a market disruption event. In the event of any such market disruption event, we may use an alternate method to calculate the Index closing level, including the Initial Level and the Final Level. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, may affect the Redemption Amount, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (or various contracts or products related to the

Index Constituents) or related indices. The research report may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the level of the Index and, therefore, the value of the securities or the potential payout on the securities.

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THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt with associated coupon payments by us to you. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE INDEX

The Dow Jones–UBS Commodity IndexSM

We have derived all information contained in this term sheet regarding the Dow Jones–UBS Commodity IndexSM, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones and UBS. You, as an investor in the securities, should make your own investigation into the Dow Jones–UBS Commodity IndexSM, UBS and Dow Jones. Dow Jones and UBS are not involved in the offering of the securities in any way and have no obligation to consider your interests as a holder of the securities. Dow Jones and UBS have no obligation to continue to publish the Index, and may discontinue publication of the Dow Jones–UBS Commodity IndexSM at any time in their sole discretion.

The Dow Jones–UBS Commodity IndexSM is a proprietary index that was established in July 1998 to provide a liquid and diversified benchmark for commodities. The Dow Jones–UBS Commodity IndexSM (the “DJUBS Index”) is currently comprised of futures contracts on twenty physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The twenty commodities for 2012 that comprise the DJUBS Index (each an “Index Commodity” and collectively, the “Index Commodities”) are: Aluminum, Brent Crude Oil, Coffee, Copper, Corn, Cotton, Gold, Heating Oil, Lean Hogs, Live Cattle, Natural Gas, Nickel, Silver, Soybeans, Soybean Oil, Sugar, Unleaded Gasoline, Wheat, WTI Crude Oil and Zinc. Futures contracts on the DJUBS Index are currently listed for trading on the Chicago Board of Trade (the “CBOT”). The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange.

The DJUBS Index is calculated on an excess return basis and on a total return basis. The former reflects the return of underlying commodity futures price movements only, while the latter reflects the return on fully collateralized positions in the underlying commodity futures. The Dow Jones-UBS Commodity IndexSM is reported by Bloomberg under the ticker symbol “DJUBS.” The securities are linked to the excess return version of the DJUBS Index.

Methodology

The DJUBS Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each DJUBS Index component occurs over a period of five DJ-UBS Business Days each month according to a pre-determined schedule.

The methodology for determining the composition and weighting of the DJUBS Index and for calculating its level is subject to modification by Dow Jones & Company, Inc. (“Dow Jones“) and UBS Securities LLC (“UBS”) at any time. Currently, Dow Jones disseminates the DJUBS Index level at approximately 15 second intervals from 8:00 a.m. to 3:30 p.m., New York City time, and publishes a daily index closing level for the DJUBS Index at approximately 5:00 p.m., New York City time, on each DJ-UBS Business Day on the Bloomberg page set forth above.

A “DJ-UBS Business Day” means a day on which the sum of the DJUBS Index percentages (as described below under “—Annual Reweighting and Rebalancing of the DJUBS Index”) for the Index Commodities that are open for trading is greater than 50%.

The DJUBS Index was created using the following four main principles

Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the DJUBS Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The DJUBS Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The DJUBS Index also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification: In order to avoid the DJUBS Index being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity: The DJUBS Index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the DJUBS Index.

Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the DJUBS Index can accommodate substantial investment flows.

Designated Contracts for each Index Commodity

A futures contract known as a designated contract is selected for each of the 24 commodities eligible for inclusion in the DJUBS Index. With the exception of several LME contracts, where there exists more than one futures contract with sufficient liquidity to be chosen as a designated contract for an eligible commodity, the futures contract that is traded in North America and denominated in United States dollars has been chosen. If more than one of those contracts exists, the most actively traded contract is chosen. Data concerning this designated contract will be used to calculate the DJUBS Index. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a designated contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that designated contract. The 24 commodities eligible for inclusion in the DJUBS Index are traded on the LME, CBOT, the New York Board of Trade (“NYBOT”), the New York Commodities Exchange (“COMEX”), the Chicago Mercantile Exchange (“CME”), the New York Mercantile Exchange (the “NYMEX”) and the IntercontinentalExchange ("ICE"), and are as follows:

Commodity	Designated Contract	Exchange	Units	Price quote

Aluminum	High Grade Primary Aluminum	LME	25 metric tons	$/metric ton
Brent Oil	Brent Crude Oil	ICE	1,000 barrels	$/barrel
Cocoa	Cocoa	NYBOT	10 metric tons	$/metric ton
Coffee	Coffee “C”	NYBOT	37,500 lbs	cents/pound
Copper	Copper	COMEX*	25,000 lbs	cents/pound
Corn	Corn	CBOT	5,000 bushels	cents/bushel
Cotton	Cotton	NYBOT	50,000 lbs	cents/pound
Gold	Gold	COMEX	100 troy oz.	$/troy oz.
Heating Oil	Heating Oil	NYMEX	42,000 gallons	cents/gallon
Lead	Refined Standard Lead	LME	25 Metric Tons	$/metric ton
Lean Hogs	Lean Hogs	CME	40,000 lbs	cents/pound
Live Cattle	Live Cattle	CME	40,000 lbs	cents/pound
Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	$/mmbtu
Nickel	Primary Nickel	LME	6 metric tons	$/metric ton
Platinum	Platinum	NYMEX	50 troy oz.	$/troy oz
Silver	Silver	COMEX	5,000 troy oz.	cents/troy oz.
Soybeans	Soybeans	CBOT	5,000 bushels	cents/bushel
Soybean Oil	Soybean Oil	CBOT	60,000 lbs	cents/pound
Sugar	World Sugar No. 11	NYBOT	112,000 lbs	cents/pound
Tin	Refined Tin	LME	5 metric tons	$/metric ton
Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending†	NYMEX	42,000 gal	cents/gallon
Wheat	Wheat	CBOT	5,000 bushels	cents/bushel
WTI Crude Oil	Light, Sweet Crude Oil	NYMEX	1,000 barrels	$/barrel
Zinc	Special High Grade Zinc	LME	25 metric tons	$/metric ton

*
The DJUBS Index uses the High Grade Copper Contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the DJUBS Index.

†	Represents a replacement of the New York Harbor Unleaded Gasoline contract. This replacement occurred during the regularly scheduled roll of futures contracts comprising the DJUBS Index in April 2006.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the DJUBS Index are assigned to “Commodity Groups.” The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group:	Commodities:	Commodity Group:	Commodities:
Energy	Brent Crude Oil Heating Oil Natural Gas Unleaded Gasoline WTI Crude Oil	Livestock	Lean Hogs Live Cattle
Industrial Metals	Aluminum Copper Nickel Zinc Lead** Tin**	Precious Metals	Gold Silver Platinum**
Grains	Corn Soybeans Soybean Oil Wheat	Softs	Coffee Cotton Sugar Cocoa**

**	Out of the 24 commodities available for inclusion annually in the DJUBS Index, only those four commodities marked in the table above with an asterisk are currently not included in the DJUBS Index.

Annual Reweighting and Rebalancing of the DJUBS Index

The DJUBS Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the DJUBS Index are determined each year in June or July. The annual weightings are announced in July and implemented the following January.

The relative weightings of the component commodities included in the DJUBS Index are determined annually according to both liquidity and dollar-adjusted production data in two-thirds and one-third shares, respectively. Each June, for each commodity designated for potential inclusion in the DJUBS Index, liquidity is measured by the commodity liquidity percentage (the “CLP”) and production by the commodity production percentage (the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic value of the designated contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the DJUBS Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic value of the designated contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the DJUBS Index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the DJUBS Index and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the DJUBS Index, the following diversification rules are applied to the annual reweighting and rebalancing of the DJUBS Index as of January of the applicable year:

•	No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the DJUBS Index;

•	No single commodity may constitute more than 15% of the DJUBS Index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the DJUBS Index; and

•	No single commodity may constitute less than 2% of the DJUBS Index.

Following the annual reweighting and rebalancing of the DJUBS Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Following application of the diversification rules discussed above, the CIPs are incorporated into the DJUBS Index by calculating the new unit weights for each Index Commodity. Near the beginning of each new calendar year, the CIPs, along with the settlement prices on that date for the DJUBS Index components, are used to determine the commodity index multiplier (the “CIM”) for each Index Commodity. The CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Computation of the Dow Jones-UBS Commodity Index

The DJUBS Index is calculated by Dow Jones, in conjunction with UBS by applying the impact of the changes to the prices of the DJUBS Index components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the DJUBS Index is a mathematical process whereby the CIMs for the DJUBS Index components are multiplied by the prices for the DJUBS Index components. These products are then summed. The percentage change in this sum is then applied to the prior level of the DJUBS Index to calculate the current level of the DJUBS Index level. The DJUBS Index is calculated on an excess return and on a total return basis.

Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the DJUBS Index will be adjusted in the event that the calculation agent determines that any of the following index calculation disruption events exists:

(a)	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the DJUBS Index on that day;

(b)	the settlement price of any futures contract used in the calculation of the DJUBS Index reflects the maximum permitted price change from the previous day’s settlement price;

(c)	the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the DJUBS Index; or

(d)	with respect to any futures contract used in the calculation of the DJUBS Index that trades on the LME, a business day on which the LME is not open for trading.

License Agreement

“Dow Jones” and “Dow Jones-UBS Commodity Index” are registered trademarks or service marks of Dow Jones & Company, Inc. and UBS Securities LLC, as the case may be, and have been licensed for use for certain purposes by us.

The securities are not sponsored, endorsed, sold or promoted by Dow Jones, UBS or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS and any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the securities particularly. The DJUBS Index is determined, composed and calculated by Dow Jones in conjunction with UBS without regard to us, you or the securities. Dow Jones and UBS have no obligation to take our needs or the needs of the holders of the securities into consideration in determining, composing or calculating the DJUBS Index. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to security holders, in connection with the administration, marketing or trading of the securities. Notwithstanding the foregoing, UBS and its respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by us, but which may be similar to and competitive with the securities. In addition, UBS and its respective subsidiaries or affiliates actively trade commodities, commodity indexes and commodity futures (including the DJUBS Index), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the level of the DJUBS Index and the value of the securities.

This term sheet relates only to the securities and does not relate to the physical commodities underlying any of the components of the DJUBS Index. Purchasers of the securities should not conclude that the inclusion of a futures contract in the DJUBS Index is any form of investment recommendation of the futures contract or the underlying physical commodity by Dow Jones, UBS or any of their respective subsidiaries or affiliates.

The information in this term sheet regarding the exchange-traded futures contracts on physical commodities which comprise the components of the DJUBS Index has been derived solely from publicly available documents. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates has made any due diligence inquiries with respect to the exchange-traded futures contracts which comprise the DJUBS Index in connection with the securities. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which comprise the DJUBS Index, including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DJUBS INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJUBS INDEX OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DJUBS INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Historical Information

The following graph sets forth the historical performance of the Index based on the quarterly Index closing levels from January 1, 2002 through May 14, 2012. The Index closing level on May 14, 2012, 2012 was 133.1207. We obtained the Index closing levels below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the relevant Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Additional Terms of the Securities

Early Redemption at the Holder’s Option

You will have the right on any trading day from and after the Trade Date to but excluding June 17, 2013, provided that there has not been an Early Redemption at Issuer’s Option or Mandatory Prepayment Event (each as described below), to provide written notice to the Issuer to require the Issuer to redeem all or a portion of the securities held by you; provided that, in the case of redemption of only a portion of your securities, any such redemption shall be of an aggregate Face Amount of securities of not less than $1,000,000 (the “Minimum Redemption Amount”) and, if in excess of the Minimum Redemption Amount, shall be in integral multiples of $100,000.

An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the Issuer if such notice is received on a trading day at or before 10:00 a.m., New York City time, or the next trading day if such notice is not received on a trading day or is received after 10:00 a.m., New York City time.

Because the securities are represented by a global security, the Depository Trust Company (the “Depositary”) or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the early redemption right. In order to ensure that the Depositary’s nominee will timely exercise the early redemption right, you must instruct your broker through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right and ensure the notice of redemption will be provided in compliance with the procedure above. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify us of the exercise of the early redemption right.

Early Redemption at the Issuer’s Option

The Issuer may, in its sole discretion, call the securities in whole, on any trading day (a) from and after the Trade Date to June 17, 2013, and (b) following any date on which the calculation agent has notified the Issuer that the Index Sponsor has stopped publication of the Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the value of the Index, or (ii) continuing to determine the value of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.

If the publisher of the Index stops publication of the Index, then, for the purpose of determining the Final Level used to calculate the Redemption Amount upon an Early Redemption at Issuer’s Option, the Calculation Agent will calculate the Index using the index methodology last in effect prior to the cessation of the Index publication.

The Issuer will give the trustee written notice of early redemption, which shall be effective on the date on which such notice is actually delivered to the trustee if such notice is delivered on a trading day at or before 10:00 a.m., New York City time, or the next trading day if such notice is not delivered on a trading day or is delivered after 10:00 a.m., New York City time.

Mandatory Prepayment Event

Your securities will be redeemed early in whole upon the occurrence of a Mandatory Prepayment Event. A “Mandatory Prepayment Event” shall occur, from and after the Trade Date to and including the second trading day immediately prior to June 17, 2013, the Index closing level on any trading day is equal to or less than 85% of the Initial Level.

If an Early Redemption Event occurs, the payment of the Redemption Amount will be made on the date that is three business days following the relevant Final Valuation Date (the date of payment, the “Early Redemption Payment Date”). Upon postponement of an Final Valuation Date due to a market disruption event, the relevant Early Redemption Payment Date will be postponed accordingly in order to maintain three business days between the relevant Final Valuation Date and the Early Redemption Payment Date.

Acceleration upon a Commodity Hedging Disruption Event

The Issuer may call the securities upon the occurrence of a Commodity Hedging Disruption Event as described in “Description of the Securities - Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement. The amount due and payable per $10,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the date of such notice.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate Face Amount.

The agents for this offering, DBSI and DBTCA, are our affiliates. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.